Exhibit 99.1

NEWS RELEASE TRANSMITTED BY CCNMATTHEWS

FOR:  TRACKPOWER, INC.

OTC Bulletin Board SYMBOL:  TPWR

August 25, 2005

TrackPower Enters Into Partnership Agreement with Nevada Gold

NEW YORK, NEW YORK--(CCNMatthews - Aug. 25, 2005) - TrackPower, Inc. (OTCBB:TPWR) announced today that its affiliate Tioga Downs Racetrack, LLC ("Tioga Downs") has entered into a binding agreement with Nevada Gold & Casinos, Inc. (AMEX:UWN) to acquire a 50% equity interest in a new limited liability company that will be 50% owned by Tioga Downs Racetrack, LLC. Tioga Downs is jointly-owned by affiliates of Trackpower, Inc. and Jeffrey Gural.

The new entity will pursue the racing and gaming interests of Tioga Downs Racetrack, located just west of Binghamton in Nichols, New York, as well as the proposed acquisition of Vernon Downs Racetrack. Vernon Downs, located just east of Syracuse in Vernon, New York, is an asset currently operating under the chapter 11 bankruptcy protection of its parent company Mid-State Raceway, Inc. Affiliates of this entity have a disclosure statement that has been approved by the court presiding over the Mid-State Raceway, Inc. bankruptcy. In the event the joint venture is unsuccessful in its bid for Vernon Downs, it still retains ownership in Tioga Downs Racetrack.

Construction of a $35.0 million redevelopment of Tioga Downs Racetrack recently began. Tioga Downs Racetrack will operate as a harness racetrack and offer approximately 750 video lottery terminal machines (VLTs) to its gaming and racing customers. A newly-constructed 90,000 square foot grandstand will house a 19,000 sq. ft. casino floor. Vernon Downs includes a harness track, 175-all suite hotel and 34,000 sq. ft. gaming facility that will offer 1,000 VLT machines to its customers.

Concurrent with the completion of the transaction, Nevada Gold will also enter into a management agreement that will provide for the management of the VLT facilities at both Tioga Downs and Vernon Downs. Tioga Downs will oversee the management of the racing operations at both racetracks and will work with Nevada Gold to ensure the proper coordination of the facilities racing and gaming operations.

Ed Tracy, President and CEO of TrackPower, Inc. stated, "We are very pleased with this transaction which allows TrackPower along with Nevada Gold to complete these two projects. We look forward to working with our new partners."

H. Thomas Winn, Chairman, President and CEO of Nevada Gold & Casinos, Inc. commented, "We are very excited about the potential of the New York racing market and these projects. We look forward to working with our new partners to complete these projects, which will positively contribute to the local economies in these markets."

Innovation Capital, LLC served as financial advisor to Tioga Downs Racetrack, LLC and its affiliates on this transaction.


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

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About TrackPower

TrackPower, Inc. (OTCBB:TPWR) TrackPower is currently focused on developing regional racetracks and gaming projects. Construction of a $35.0 million redevelopment of Tioga Downs Racetrack recently began. Tioga Downs Racetrack will operate as a harness racetrack and offer approximately

750 video lottery terminal machines (VLTs) to its gaming and racing customers. A newly-constructed 90,000 square foot grandstand will house a 19,000 sq. ft. casino floor. For more information, visit www.trackpower.com

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner, and operator of gaming facilities, lodging, and entertainment facilities in Colorado, California, Oklahoma, and New Mexico. The Company owns a 43 percent interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities from the right to lease gaming equipment to development and management of their gaming properties. Native American projects consist of River Rock Casino in Sonoma County, California; Route 66 Casino west of Albuquerque, New Mexico; a casino to be built in Tulsa, Oklahoma for the Muscogee (Creek) Nation; a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseno Indians; and a casino to be developed by Buena Vista Development Company, LLC near the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com

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FOR FURTHER INFORMATION PLEASE CONTACT:

TrackPower, Inc.
John Simmonds
Chairman
(905) 773-1987 x 223

OR

TrackPower, Inc.
Ed Tracy
President and CEO
(905) 773-1987 x 226

INDUSTRY: RES
SUBJECT: BFC

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